Exhibit 10.10

Office 206-427-4100

Cell 503-635-7097

Email sshubbard@earthlink.net

REAL ESTATE LEASE AGREEMENT

GROSS - WITH OPTION

THIS LEASE AGREEMENT is made and entered into this 15 day of September 2014, by and between Oakway Golf Course, Inc., hereinafter called the Lessor, and Diego Pellicer Worldwide, Inc. hereinafter called the Lessee. In consideration of the covenants, agreements, and stipulations herein contained on the part of the Lessee to be paid, kept and faithfully performed, the Lessor does hereby lease, demise and let unto the said Lessee those certain premises, as is, situated in the City of Springfield, County of Lane and State of Oregon, at: 800 North 42" Street and further described as: 16,060 square feet upon the following TERMS and CONDITIONS: See Exhibit "B”.

SECTION 1. OCCUPANCY

1.1	Original Term. The term of this lease shall commence on September 1, 2014, and continue through August 31, 2019.

1.2	Possession. Lessee's rights to possession and obligations under this lease shall commence on September 1, 2014.

1.3	Renewal Option. If the Lessee is not in default in regard to the terms and provisions of this Real Estate Lease Agreement at the time the option is exercised or at the time the renewal term is to commence, Lessee shall have the option to renew this Real Estate Lease Agreement subject to all the terms and provisions as follows:

(a) For TWO (2) Successive term(s) of FIVE (5) year(s) each with each renewal term commencing on the day following the expiration of the preceding term.

(b) The first renewal term shall commence on the 1st day of September 2019. The option regarding a renewal term shall be exercised by written notice sent by Lessee to Lessor not less than one hundred twenty (120) days prior to September 1, 2019 in regard to the first renewal term. The giving of such notice shall be sufficient to make the Lease binding for the renewal term provided that each of the parties shall promptly execute prior to the last day of the preceding term a further written amendment to the Lease in which the parties agree to extend the lease term, provided that under all circumstances the rent for any renewal term shall continue to increase at the rate of 2% per year commencing on the lst of September of each year of each renewal term; and therefore, the base monthly rent for the first year of the first renewal term shall be $7 955.00 per month.

(d) In the event Lessee exercises either or both of its conditional options to renew the Real Estate Lease Agreement for one or two additional renewal terms, then as a condition thereto, the Personal Guaranties of Lessee(s), if any shall be attached hereto as continuing Guaranties and said Guaranties shall not terminate until such time as Lessee has fully performed all of its duties and obligations, and made all payments to Lessor pursuant to the terms and conditions of this Real Estate Lease Agreement without exception.

1.4	Lessor, or Lessor's agent, shall have the right to place "For Lease", "For Sale" or similar such signs on the subject leased property at any time within the last one hundred and twenty (120) days of the lease term. The location of such signs shall be at the sole discretion of the Lessor (see also 18.7).

SECTION 2. RENT (Also see Section 2.5 for Additional Rents)

2.1	Base Rent. Lessee shall pay to Lessor on the 1st day of each month in advance at such place as may be designated by the Lessor with base rent being per rent schedule below:

Year	Date	Base Monthly Rent
1	September 1, 2014 — December 31, 2014	$5,000.00
	January 1, 2015 — August 31, 2015	$7,227.00 based on $0.45 x 16,060 square feet
2	September 1, 2015 — August 31, 2016	$7,375.00
3	September 1, 2016 — August 31, 2017	$7,525.00
4	September 1, 2017 — August 31, 2018	$7,680.00
5	September 1, 2018 — August 31, 2019	$7,835.00
6	September 1, 2019 — August 31, 2020	$7,995.00
7	September 1, 2020 — August 31, 2021	$8,160.00
8	September 1, 2021 — August 31, 2022	$8,325.00
9	September 1, 2022 — August 31, 2023	$8,495.00
10	September 1, 2023 — August 31, 2024	$8,670.00

NOTE: Base Monthly Rent does not include amount due for Additional Rents. The amount of base rent payable by the Lessee is not in any way dependent upon or related to the number of square feet in the Premises being leased by the Lessee from the Lessor pursuant to the terms of this Agreement.

2.2	Method of Payment. Lessor may, at Lessor's discretion and after providing a written notice to Lessee, require Lessee to remit any and all payment(s) due under the terms of this Agreement with cash or a cashier's check.

2.3	Late Payment Charges. If Lessee fails to pay, within TEN (10) days after the due date thereof, any rent, Lessor advance, or other charge payable by Lessee under this Lease, then Lessee shall be obligated to pay to Lessor (in addition to the overdue principal amount of the rent, advance, or other charge) a late payment charge of $200.00 with said late payment charge being compounded monthly, for each month or fraction of a month during which the overdue principal amount remains unpaid. Payment date shall be that date on which Lessor receives said payment.

2.4	Security Deposit. Lessor retains a Security Deposit in the sum of $3,000.00 which is a refundable security deposit pursuant to the following terms and conditions: The deposit shall be a debt from Lessor to Lessee, refundable within THIRTY (30) days following expiration of the lease term or other termination not caused by Lessee's default. Lessor shall have the right to offset against the deposit any sums owing from Lessee to Lessor and not paid when due, any damages caused by Lessee's default, the cost of curing any default by Lessee should Lessor elect to do so, and the cost of performing any repair or cleanup that is Lessee's responsibility under this lease. Offset against the deposit shall not be an exclusive remedy in any of the above cases, but may be invoked by Lessor, as its option, in addition to any other remedy provided by law or this lease for Lessee's nonperformance. Lessor shall give notice to Lessee each time an offset is claimed against the deposit, and, unless the lease is terminated, Lessee shall within TEN (10) days following such notice deposit with Lessor a sum equal to the amount of the offset so that the total deposit amount, net of offset, shall remain constant throughout the lease term.

Note: $3,000.00 security deposit is being transferred from lease dated August 21, 2014 for approximately 10,890 square feet.

SECTION 3. REPAIRS AND MAINTENANCE

3.1	Lessor's Obligations. The following shall be the responsibility of Lessor:

(a) Lessor warrants that all electrical and plumbing systems are in reasonable operating order at date of Lessee's possession.

(b) Repairs and maintenance of the roof and gutters, exterior wails (including painting), bearing walls, structural members, and foundations.

(c) Repair of sidewalks, driveways, curbs, parking areas, and areas used in common by Lessee and Lessor or Lessees of other portions of the same building.

(d) Repair and maintenance of exterior water, sewage, gas and electrical services up to the point of entry to the leased premises.

3.2	Lessee's Obligation. The following shall be the responsibility of Lessee:

(a) Maintenance, repair or replacement of interior walls, ceilings, floor coverings, counters, cabinets, doors and windows and related hardware, light fixtures, switches, and wiring and plumbing from the point of entry to the premises. Lessee covenants and agrees to replace any and all of the plate glass broken, vandalized, or scratched on the leased premises during the term of this lease. Repair of the heating and air conditioning system to include ordinary maintenance.

(b) Any Repairs necessitated by the negligence of Lessee, its invitees, customers, agents, employees, vendors, contractors, subcontractors, patrons, common carriers or suppliers, except as provided in Paragraph 7.1 dealing with waivers of subrogation.

(c) Lessee is responsible for ordinary maintenance and repairs of the heating and air conditioning systems and is responsible for any extraordinary repair or replacement expenses regarding the heating and air conditioning systems.

(d) Any repairs or alterations required under Lessee's obligation to comply with laws and regulations as set forth in Paragraph 4.2 (a) below.

(e) All other repairs to the premises which Lessor is not required to make under Paragraph 3.1 above.

(f) Compliance with all reasonable rules and regulations respecting the use of the Leased Premises issued by Lessor from time to time and communicated to Lessee in writing.

(g) Not commit waste, not suffer or permit waste to be committed, and not cause or permit any nuisance on or in the Leased Premises.

(h) All office desks with chairs must have chair mats under each chair to protect the carpet.

3.3	Lessor's Interference with Lessee. Any repairs, replacements, alterations, or other work performed on or around the leased premises by Lessor shall be done in such a way as to interfere as little as reasonably possible with the use of the premises by Lessee. Lessee shall have no right to an abatement of rent nor any claim against Lessor for any inconvenience or disturbance resulting from Lessor's activities performed in conformance with the requirements of this provision.

3.4	Reimbursement for Repairs Assumed. If either party fails or refuses to make repairs which are required by this Section 3, the other party may make the repairs, and charge the actual costs of repairs to the first party. Such expenditures by Lessor shall be reimbursed by Lessee on demand, together with interest at the rate of TWELVE (12%) percent per annum from the date of expenditure by Lessor. Such expenditures by Lessee may be deducted from rent and other payments subsequently becoming due, or, at Lessee's election, collected directly from Lessor. Except in an emergency creating an immediate risk of personal injury or property damage, neither party may perform repairs which are the obligation of the other party, and charge the other party for the resulting expenses unless at least THIRTY (30) days before work is commenced, the defaulting party is given notice in writing outlining with reasonable particularity the repairs required, and such party fails within that time to initiate such repairs in good faith.

3.5	Inspection of Premises. Lessor shall have the right to inspect the premises at any reasonable time or times, during normal business hours and without undue interference to Lessee's business operations, to determine the necessity of repairs. Whether or not such inspection is made, the duty of Lessor to make repairs shall not mature until a reasonable time after Lessor has received from Lessee notice in writing of the repairs that are required.

SECTION 4. USE OF THE PREMISES

4.1	Permitted Use. The premises shall be used for the processing of marijuana as regulated by the State of Oregon and for no other purpose without the written consent of Lessor which written consent of Lessor can be withheld for any reason or no reason at the discretion of Lessor. Lessor makes no representations as to the suitability of the premises for Lessees anticipated use(s), and Lessee acknowledges that Lessee has through its own due diligence determined suitability and, except as may be specially provided otherwise herein, hereby accepts the premises in the current "AS IS" condition.

4.2	Restrictions on Use. In connection with use of the premises Lessee shall:

(a) Conform to all applicable laws and regulations of any public authority affecting the premises, and the use, including any requirements of any governmental agency relating to the use, storage, or spillage of any hazardous waste or materials. and correct at Lessee's own expense any failure of compliance created through Lessee's fault or by reason of Lessee's use, but Lessee shall not be required to make any structural changes to effect such compliance unless such changes are required because of Lessee's specific use. Lessee shall indemnify and hold Lessor harmless from any and all liability, including Lessor's reasonable attorney's fees, which Lessor may incur by reason of any default of Lessee in compliance with this paragraph.

(b) Refrain from any activity which would make it impossible to insure the premises against casualty, would increase the insurance rate, or would prevent Lessor from taking advantage of any ruling of the Oregon Insurance Rating Bureau or its successor allowing Lessor to obtain reduced premium rates for long-term fire insurance policies, unless Lessee pays the additional cost of the insurance.

(c) Refrain from any use which would be reasonably offensive to other Lessees or owners or users of neighboring premises or which would tend to create a nuisance or damage the reputation of the premises.

(d) Refrain from loading the floors beyond the point considered safe by a competent engineer or architect selected by Lessor.

4.3	Signs. Lessee is strictly forbidden from making any marks on or attaching any signs, antenna, aerial, or other device to the exterior or interior walls, windows, or roof of the premises without the prior written consent of Lessor. Should Lessor give consent for installation of any sign by Lessee, said consent would be subject to Lessor's approval of the proposed sign placement, method of installation, design, size, color, wording and evidence of approval by the prevailing local governmental authority. The entire cost related to any approved sign, design, construction and installation shall be the sole obligation of the Lessee. Immediately upon termination of Lessee's tenancy all signs previously installed by Lessee shall be removed by Lessee, at Lessee's expense, and the area where the sign was installed or attached, repaired to its original condition.

4.4	Parking. Lessee agrees to promptly comply with all parking instructions and restrictions as Lessor may, from time to time, impose for purposes of achieving the orderly and reasonable allocation of available on site parking amongst the Lessee and other occupants, customers, employees and agents of the subject property.

SECTION 5. HAZARDOUS MATERIALS.

Lessee shall not cause or permit any Hazardous Material (as defined in Section 5.3) to be brought upon, kept or used in or about the Leased Premises without the express prior written consent of Lessor (which Lessor shall not unreasonably withhold, provided that Lessee demonstrates to Lessor's reasonable satisfaction that such Hazardous Material is necessary or useful to Lessee's business, and that such Hazardous Material will be used, kept and stored in a manner that complies with all laws, rates, ordinances and regulations relating to the storage and use of the Hazardous Material). Lessor's consent shall not be deemed to be a waiver by Lessor of its rights to indemnification by Lessee as stated in Section 5.1. If Lessee breaches the obligations stated herein, or if the presence of Hazardous Material on the Leased Premises caused or permitted by Lessee at any time after execution of this Agreement, results in any contamination of the Leased Premises or any other private or public property, including, without limitation, sewers or streets, or if contamination of the Leased Premises by Hazardous Material otherwise occurs for which Lessee is legally liable to Lessor or to any third party for damages resulting there from, then:

5.1	Lessee shall indemnify, defend and hold Lessor harmless from and against any and all claims, judgments, damages, penalties, fines, costs, expenses, liabilities and losses (including, without limitation, diminution in value of the Leased Premises, damages for the loss or restriction on use of the Leased Premises, and sums paid in settlement of claims, attorneys' fees, consultant fees and expert fees) that arise during or after the term of this Lease, as a result of or in connection with such contamination. The foregoing indemnification of Lessor by Lessee includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required or recommended by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or groundwater on or under the Leased Premises or any public facilities.

5.2	Lessee shall promptly take any and all actions, at its sole cost and expense, as are necessary or appropriate to return the Leased Premises or other private or public facilities to the condition existing prior to the introduction of any Hazardous Material to the Leased Premises; provided that Lessor's approval of such actions shall first be obtained, which approval shall not be unreasonably withheld if such actions would not potentially have any material adverse effect on the Leased Premises or other private or public facilities. All contractors, laboratories and engineering firms (hereinafter "Consultants") chosen by Lessee to undertake any remedial action that may be necessary or appropriate on or about the Leased Premises or other private or public facilities shall be approved by Lessor prior to their employment by Lessee, which approval will not be unreasonably withhold. Consultants shall be licensed and bonded in accordance with all applicable laws. Duplicate copies of all reports and findings made by Consultants with regard to the condition of the Leased Premises or other private or public facilities shall be delivered to Lessor concurrently with their delivery to Lessee. Lessee shall have the work done by the Consultants at Lessee's sole risk, and the Lessee shall indemnify and hold Lessor and Lessor's agents and employees harmless from and against any and all loss, costs, liability, damage and expense relating to or arising from (1) any damage or injuries to Lessee, the Consultants, or the agents or assignees of either the Lessee or the Consultants, (2) for any third-party liability incurred by Lessee or the Consultants, and (3) for any damages or injuries suffered by Lessor, or Lessor's agents or employees by reason of any work done by the Lessee or the Consultants or their agents or employees.

5.3	As used herein, the term "Hazardous Material" means any hazardous or toxic substance, material or waste that is or becomes regulated by any local governmental authority, the State of Oregon, or the United States Government. The term "Hazardous Material" includes, without limitation, any material or substance which is designated as a hazardous substance pursuant to the Water Pollution Control Act (33 USC Section 1317); or defined as hazardous waste pursuant to the Resource Conservation and Recovery Act (42 USC Section 6901 et seq.); or defined as a hazardous substance pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 USC Section 9601 et seq.); or defined as a hazardous material pursuant to Article 90 of the Uniform Fire Code, as adopted by the City or County in which the subject property is located and, as amended from time to time.

SECTION 6. ALTERATIONS

6.1	Alterations Prohibited. Lessee shall make no improvements or alterations to the leased premises of any kind without first obtaining Lessor's written consent.

6.2	Alterations Required. The improvements delineated on the work sheet, if any, attached hereto and made part of this lease shall be performed by the party designated and within the time stated on the work sheet.

6.3	Ownership of Alterations. All improvements and alterations performed on the leased premises by either Lessor or Lessee shall be the property of Lessor when installed unless the applicable Lessor's consent specifically provides otherwise.

SECTION 7. INSURANCE

7.1	Insurance Required. Lessor shall be responsible for insuring the premises, and Lessee for insuring its personal property and trade fixtures located on the premises. Neither party shall be liable to the other for any loss or damage caused by water damage, sprinkler leakage, or any of the risks covered by a standard fire insurance policy with an extended coverage endorsement, and there shall be no subrogated claim by one party's insurance carrier against the other arising out of any such loss.

7.2	Liability Insurance. Before taking possession of the premises, Lessee shall procure and thereafter during the term of the lease shall continue to carry the following insurance at Lessee's costs: Public liability, including bodily injury, and property damage insurance in an acceptably rated company with limits of not less than $1,000,000.00 dollars for injury to one person, $ 2,000,000.00 dollars in aggregate. The aforementioned required insurance shall (1) cover all risks arising directly or indirectly, from or relating to, or out of Lessee's activities on or in regard to any condition of the leased premises, (2) shall protect Lessee against the claims of Lessor on account of the obligations assumed by Lessee under or pursuant to Paragraph 7.1 of the Lease Agreement, and (3) shall protect Lessor and Lessee against claims of all third persons. Certificates evidencing such insurance, and bearing endorsements requiring TEN (10) days' written notice to Lessor prior to any change or cancellation shall be furnished to Lessor prior to Lessee's occupancy of the property.

SECTION 8. UTILITIES AND SERVICES

8.1	Utility and Service Chartres. Utilities and services shall be paid as follows:

Utility and Service	Lessor	Lessee	REMARKS

Telephone	☐	☒

Electric Service	☐	☒

Natural Gas Service	☐	☒

Municipal Water Service	☐	☒	Shared cost

Sewer Service	☐	☒	Shared cost

Refuse Collection	☐	☒

Interior Janitorial Service	☐	☒

Storm Water Charges	☐	☒	Shared cost

Landscape Care & Maintenance	☐	☒	Of Lessee area

Other	☐	☐

8.2	Telephone Service. Lessee hereby takes possession of said leased premises with telephone service in an "as-is" condition. Lessee acknowledges inspection of telephone service and accepts service as adequate.

SECTION 9. TAXES

9.1	Personal Property Taxes. Lessee shall pay all property taxes assessed against Lessee's inventory, equipment, appliances and other personal property located on the subject leased premises.

9.2	Real Property Taxes. Lessee shall pay twenty percent (20%) of real property taxes assessed against Lessor's real property. Lessee shall pay real property taxes at the rate of $295.00 per month in addition to the monthly base rent, and the aforementioned monthly tax payment shall be included each month with the payment of monthly base rent. Additional Rents shall be reconciled annually and adjusted accordingly_ Upon annual presentation of Lane County Real Property Tax Statement, Lessee shall remit to Lessor any accumulated underpayment of real property tax within 10 days of receipt of notice of amount due. Lessor shall also notify Lessee of any accumulated overpayment and said overpayment shall be credited against Lessee's monthly payment of rent and additional rents.

SECTION 10. DAMAGE AND DESTRUCTION

10.1	Partial Damage. If the leased premises are partly damaged, and Paragraph 10.2 below does not apply, the property shall be repaired by Lessor at Lessor's expense. Repairs shall be accomplished with all reasonable dispatch subject to interruptions and delays from labor disputes, and matters beyond the control of Lessor, and shall be performed in accordance with the provisions of Paragraph 3.3 above.

10.2	Destruction. If the leased premises are destroyed or damaged such that the cost of repair exceeds FIFTY (50%) percent of the value of the structure before the damage, either party may elect to terminate the lease as of the date of the damage or destruction by notice given to the other in writing not more than FORTY-FIVE (45) days following the date of damage. In such event all rights and obligations of the parties shall cease as of the date of termination, and Lessee shall be entitled to any prepaid amounts previously paid by Lessee, and attributable to the anticipated term. If neither party elects to terminate, Lessor shall proceed to restore the leased premises to substantially the same form as prior to the damage or destruction. Work shall be commenced as soon as reasonably possible, and thereafter shall proceed without interruption except for work stoppages on account of labor disputes, and matters beyond the control of the Lessor. In the event that Lessor and Lessee are unable to agree as to (1) whether the costs of repair exceed fifty percent (50%) of the value of the structure before any damage to the structure, or (2) the amount of the rent reduction, if any, if the premises are partially damaged pursuant to Section 10.1 of (3) whether the rent should be abated during a portion of, or all of the period of time during which the structure or the premises are being repaired, pursuant to Section 10.2, or (4) whether the damage occurred or was caused as a result of the fault of the Lessee's invitees, customers, agents, employees, vendors, contractors, subcontractors, patrons, common carriers or suppliers, then any such dispute shall be resolved by arbitration in the manner provided in Section 20.

10.3	Rent Abatement. Rent shall be abated during the repair of any damage to the extent the premises are un-leasable, except that there shall be no rent abatement where the damage occurred as the result of the fault of Lessee, their agents, employees or invitees.

10.4	Damage Late in Term. If damage or destruction to which Paragraph 10.2 would apply occurs within ONE (1) year prior to the end of the then current lease term, Lessee may elect to terminate the lease by notice in writing to Lessor given within THIRTY (30) days after the date of the damage.

SECTION 11. EMINENT DOMAIN

11.1	Partial Taking. If a portion of the leased premises is condemned, and Paragraph 11.2 does not apply, the lease shall continue on the following terms:

(a) Lessor shall be entitled to all of the proceeds of condemnation, and Lessee shall have no claim against Lessor as a result of the condemnation.

(b) Lessor shall proceed as soon as reasonably possible to make such repairs and alterations to the premises as are necessary to restore the remaining premises to a condition as comparable as reasonably practicable to that existing at the time of the condemnation.

(c) After the date on which title vests in the condemning authority or an earlier date on which alterations or repairs are commenced by Lessor to restore the balance of the property in anticipating of taking, the rent shall be reduced in proportion to the reduction in value of the leased premises as an economic unit on account of the partial taking. If the Lessor and Lessee are unable to agree upon the amount of the reduction of rent regarding a partial taking, the amount of the reduction of the rent shall be determined by arbitration in the manner as is provided in Section 20.

(d) If a portion of Lessor's property not included in the leased premises is taken, and severance damages are awarded on account of the leased premises, or an award is made for detriment to the leased premises as a result of activity by a public body not involving a physical taking of any portion of the premises, this shall be regarded as a partial condemnation to which subparagraphs 11.1 (a) and (c) apply, and the rent shall be reduced to the extent of reduction in rental value of the premises as though a portion had been physically taken.

11.2	Total Taking. If a condemning authority takes all of the leased premises or a portion sufficient to render the remaining premises reasonably unsuitable for the use which Lessee was then making of the premises, the lease shall terminate as of the date the title vests in the condemning authorities. Such termination shall have the same effect as termination under Paragraph 11.1 (a) above. Lessor shall be entitled to all of the proceeds of condemnation, and Lessee shall have no claim against Lessor as a result of the condemnation.

11.3	Sale in Lieu of Condemnation. Sale of all or part of the leased premises to a purchaser with the power of eminent domain in the face of a threat or probability of the exercises of the power shall be treated for the purposes of this Section 11 as a taking by condemnation.

SECTION 12. LIABILITY AND INDEMNITY

12.1	Liens.

(a) Except with respect to activities for which Lessor is responsible, Lessee shall pay as due all claims for work done on and for services rendered or material furnished to the leased premises, and shall keep the premises free from any liens. If Lessee fails to pay any such claims or to discharge any lien, Lessor may do so, and collect the cost as additional rent. Any amount so added shall bear interest at the rate of TWELVE (12%) percent per annum from the date expended by Lessor, and shall be payable on demand. Such action by Lessor shall not constitute a waiver of any right or remedy which Lessor may have on account of Lessee's default.

(b) Lessee may withhold payment of any claim in connection with a good-faith dispute over the obligation to pay, so long as Lessor's property interests are not jeopardized. If a lien is filed as a result of nonpayment, Lessee shall, within TEN (10) days deposit with Lessor cash or sufficient corporate surety bond or other surety satisfactory to Lessor in an amount sufficient to discharge the lien, plus any costs, attorney's fees, and other charges that could accrue as a result of a foreclosure or sale under the lien.

12.2	Indemnification. Lessee shall indemnify and hold Lessor harmless and free from any and all costs, expenses and liabilities, including reasonable attorney's fees, arising by reason of any damage or injury to any person or property which may arise from or be due to (1) the occupancy or use of the premises by the Lessee or Lessee's invitees, customers, agents, employees, vendors, contractors, subcontractors, suppliers, patrons, or common carriers, and (2) any negligence or intentional misconduct of the Lessee or the Lessee's invitees, customers, agents, employees, vendors, contractors, subcontractors, suppliers, patrons, or common carriers, except to the extent that any such costs, expense or liability suffered by the Lessor was due solely to the negligence or intentional misconduct of the Lessor.

SECTION 13. QUIET ENJOYMENT; MORTGAGE PRIORITY

13.1	Lessor's Warranty. Lessor warrants that it is the owner of the leased premises, and has the right to lease them. Lessor will defend Lessee's right to quiet enjoyment of the leased premises from the lawful claims of all persons during the lease term.

13.2	Mortgage Priority. This lease is and shall be prior to any mortgage or deed of trust ("Encumbrance") recorded after the date of this lease and affecting the premises. However, if any lender holding such an Encumbrance requires that this lease be subordinate to the Encumbrance, then Lessee agrees that the lease shall be subordinate to the Encumbrance if the holder thereof agrees in writing with Lessee that so long as Lessee performs its obligations under this lease no foreclosure, deed given in lieu of foreclosure, or sale, pursuant to the terms of the Encumbrance, or other steps or procedures taken under the Encumbrance shall affect Lessee's rights under this lease. If the foregoing condition is met, Lessee shall execute the written agreement, and any other documents required by the holder of the Encumbrance to accomplish the purposes of this paragraph. If the premises are sold as a result of foreclosure of any Encumbrance thereon, or otherwise transferred by Lessor or any successor, Lessee shall attorn to the purchaser or transferee.

13.3	Estoppel Certificate. Either party will within TWENTY (20) days after notice from the other, execute and deliver to the other party a certificate stating whether or not this lease has been modified, and is in full force and effect, and specifying any modifications or alleged breaches by the other party. The Certificate shall also state the amount of monthly base rent, the dates to which rent has been paid in advance, and the amount of any security deposit or prepaid rent. Failure to deliver the certificate within the specified time shall be conclusive upon the party of whom the certificate was requested, that the lease is in full force and effect, and has not been modified except as may be represented by the party requesting the certificate.

SECTION 14. ASSIGNMENT AND SUBLEASE

No part of the leased property may be assigned, mortgaged, or subleased, nor may a right of use of any portion of the property be conferred on any third person by any other means by the Lessee, without the prior written consent of Lessor, which consent of the Lessor can be withheld for any reason or no reason. If Lessee is a limited liability company or a corporation or any other type of legal entity, then no shareholder, partner, member or any other person controlling any interest in any such corporation, limited liability company, partnership or other legal entity shall have the right to transfer any interest in any such legal entity without the prior consent of Lessor, which consent shall not be unreasonably withheld. In the event that Lessor incurs attorney's fees, accountant fees or other professional fees in evaluating any proposed transfer of any (1) interest by any person of any ownership interest in the Lessee, or (2) any assignment or sublease regarding the premises, Lessee shall within ten (10) days of the receipt of any statement for any such professional fees and expenses, forthwith pay to Lessor all such fees of any professionals charged to Lessor by such professionals to evaluate any such proposed transfer of any interest in any legal entity or any proposed assignment or sublease regarding the premises whether or not the Lessor shall subsequently approve or disapprove any such proposed transfer of any ownership interest in the Lessee or any assignment or sublease regarding the premises or the Lease Agreement.

SECTION 15. DEFAULT - THE FOLLOWING SHALL BE EVENTS OF DEFAULT:

15.1	Default in Rent. Failure of Lessee to pay any rent or other charge within TEN (1O) days after it is due. At no time is Lessor required to give any written notice to Lessee in the event that Lessee shall fail to pay when due any amount of base rent, monthly real property tax payment or monthly insurance premium payment.

15.2	Default in Other Covenants. Failure of Lessee to comply with any term or condition, or fulfill any obligation of the lease (other than the payment of rent or other charges) within TWENTY (20) days after written notice sent by Lessor or Lessor's agent pursuant to Section 18.3 specifying the nature of the default with reasonable particularity. If the default is of such a nature that it cannot be completely remedied within the TWENTY (20) day period, this provision shall be complied with if Lessee begins correction of the default within the TWENTY (20) day period, and thereafter proceeds with reasonable diligence, and in good faith to effect the remedy as soon as practicable.

15.3	Insolvency. Insolvency of Lessee; an assignment by Lessee for the benefit of creditors; the filing by Lessee of a voluntary petition in bankruptcy; an adjudication that Lessee is bankrupt or the appointment of a receiver of the properties of Lessee; the filing of any involuntary petition or bankruptcy, and failure of Lessee to secure a dismissal of the petition within THIRTY (30) days after filing; attachment of or the levying of execution of the leasehold interest, and failure of Lessee to secure discharge of the attachment or release of the levy of execution within TEN (10) days. If Lessee consists of two or more individuals or business entities, the events of default specified in this Paragraph 15.3 shall apply to each individual or business entities, unless within TEN (10) days after an event of default occurs, the remaining individuals produce evidence satisfactory to Lessor that they have unconditionally acquired the interest of the one causing the default. If the lease has been assigned, the events of default so specified shall apply only with respect to the one then exercising the rights of Lessee under the lease.

15.4	Abandonment. Failure of Lessee for TEN (10) days or more to occupy the property for one or more of the purposes permitted under this lease unless such failure is excused under other provisions of this lease shall be an abandonment of the property.

SECTION 16. REMEDIES ON DEFAULT

16.1	Termination. In the event of a default the lease may be terminated at the option of the Lessor by written notice to Lessee. Whether or not the lease is terminated by the election of Lessor or otherwise, Lessor shall be entitled to recover damages from Lessee in regard to the Lessee's defaults, and Lessor may re-enter, take possession of the premises and the property and all parts thereof, and remove any persons or property by legal action or by self-help with the use of reasonable force, and without liability for damages, and without having accepted a surrender.

16.2	Reletting. Following re-entry or abandonment, Lessor may relet the premises, and in that connection may make any suitable alterations or refurbish the premises, or both, or change the character or use of the premises, but Lessor shall not be required to relet for any use or purpose other than that specified in the lease or which Lessor may reasonably consider injurious to the premises, or to any Lessee which Lessor may reasonably consider objectionable. Lessor may relet all or part of the premises, alone or in conjunction with other properties, for a term longer or shorter than the term of this lease, upon any reasonable terms and conditions, including the granting of some rent-free occupancy or other rent concession.

16.3	Damages. In the event of termination of the Real Estate Lease Agreement or of the lease, or the retaking of possession of the premises or the property following default, Lessor shall be entitled to recover immediately, without waiting until the due date of any future base rent or other amount, or until the date fixed for expiration of the lease term, the following amounts as damages:

(a) The loss of reasonable rental value, including but not limited to, all unpaid base rent, reimbursement of insurance premiums and expenses, reimbursement for repairs assumed by Lessor, all insurance costs, all real property taxes, utility charges and all other additional rent and damages of every type and kind owed by Lessee to Lessor from the date of Lessee's default until a new Lessee is, or with the exercise of reasonable efforts by Lessor could have been, secured and paying out to Lessor.

(b) The reasonable costs of re-entry and reletting, including without limitation the cost of any clean up, refurbishing, removal of Lessee's property and fixtures, or any other expense occasioned by Lessee's failure to quit the premises upon termination, and to leave them in the required conditioning, any remodeling costs, attorney's fees, court costs, Agent commissions, and advertising costs.

(c) Any excess of the value of the rent and all of Lessee's other obligations under this lease over the reasonable expected return from the premises for the period commencing on the earlier of the date of trial or the date the premises are relet and continuing through the end of the term. The present value of future amounts will be computed using a discount rate equal to the prime loan rate of major Oregon banks in effect on the date of trial.

16.4	Right to Sue More Than Once. Lessor may sue periodically to recover damages during the period corresponding to the remainder of the lease term, and no action for damages shall bar a later action for damages subsequently accruing.

16.5	Remedies Cumulative. The foregoing remedies shall be in addition to, and shall not exclude any other remedy available to Lessor under applicable law.

16.6	Lessor's Right to Cure Defaults. If Lessee fails to perform any obligation pursuant to this Agreement, Lessor shall have the option, but not a duty, to perform any such Lessee obligation after thirty (30) days prior written notice to Lessee. All of Lessor's expenditures to correct Lessee's default shall be reimbursed by Lessee on demand with interest at the rate of twelve percent (12%) simple interest per year from the date of the expenditure by Lessor. Such payment or action by Lessor shall in no way waive any other remedies available to Lessor because of any Tenant default.

SECTION 17. SURRENDER AT EXPIRATION

17.1	Condition of Premises. Upon expiration of the lease term or earlier termination on account of default, Lessee shall deliver all keys to Lessor, and surrender the leased premises in good order and repair, reasonable wear and tear excepted, and broom clean. Alterations constructed by Lessee with permission from Lessor shall not be removed or restored to original condition, unless the terms of permission for the alteration so require. Lessee's obligations under this paragraph shall be subordinate to the provisions of Section 10 related to destruction.

17.2	Fixtures.

(a) All fixtures, improvements or additions placed upon the leased premises during the lease term, other than Lessee's trade fixtures, shall, at Lessor's option, become the property of Lessor. If Lessor so elects, Lessee shall remove any or all fixtures which would otherwise remain the property of Lessor, and shall repair any physical damage resulting from the removal. If Lessee fails to remove such fixtures, Lessor may do so, and charge the cost to Lessee, with interest at the rate of twelve (12%) percent per annum, from the date of expenditure.

(b) Prior to expiration or termination of the lease term, Lessee shall remove all furnishings, furniture, and trade fixtures which remain its property. If Lessee fails to do so, this shall be an abandonment of the property, and Lessor may retain the property, and all rights of Lessee with respect to it shall cease, or, by notice in writing given to Lessee within TWENTY (20) days after removal was required, Lessor may elect to hold Lessee to its obligation or removal. If Lessor elects to require Lessee to remove, Lessor may effect a removal, and place the property in public storage for Lessee's account. Lessee shall be liable to Lessor for the cost of removal, transportation to storage, and storage costs, plus interest at the rate of twelve (12%) percent per annum, on all such expenses from the date of expenditure by Lessor.

17.3	Holdover.

(a) If Lessee does not vacate the leased premises at the time required, Lessor shall have the option to treat Lessee as a Lessee from month-to-month, subject to all of the provisions of this lease except the provisions for term and renewal. Failure of Lessee to remove fixtures, furniture, furnishing or trade fixtures which under this lease shall constitute a failure to vacate to which this paragraph shall apply if the property not removed will substantially interfere with occupancy of the premises by another Lessee or with occupancy by Lessor for any purpose, including preparation for a new Lessee. Lessee's monthly rent shall automatically increase to an amount equal to 150% of the last month's rental rate during the specified lease term, for any holdover period.

(b) If a month-to-month tenancy results from a holdover by Lessee under this Paragraph 17.3, the tenancy shall be terminable at the end of any monthly rental period on written notice from Lessor, given not less than TEN (10) days prior to the termination date which shall be specified in the notice. Lessee waives any notice which would otherwise be provided by law with respect to a month-to-month tenancy.

SECTION 18. MISCELLANEOUS

18.1	Nonwaiver. Waiver by either party of strict performance of any provision of this lease shall not be a waiver of or prejudice the party's right to require strict performance of the same provision in the future or of any other provision.

18.2	Attorney Fees In the Event of Civil Action. If any civil claim or any legal action of any kind is instituted in connection with any controversy arising out of or regarding this Real Estate Lease Agreement or any part thereof, the prevailing party shall be entitled to recover in addition to costs such sum as the court may adjudge as the prevailing party's reasonable attorney's fees at trial, on appeal or in regard to a Petition for Review. In addition, the prevailing party shall be entitled to recover it's attorney's fees at trial or on appeal in regard to any and all matters or proceedings in any Federal Bankruptcy Court or in regard to any Federal Bankruptcy law matter, Eminent Domain Matter or under any probate proceedings or in connection with any State or Federal Tax Liens. In addition, the prevailing party shall be entitled to an award of reasonable attorney's fees in regard to any Bankruptcy proceedings in which any such prevailing party obtains relief from an automatic stay or judicial stay or to enforce any right or obligation owed to the prevailing party. In addition, the prevailing party shall be entitled to an additional award of attorney's fees in any trial court, appellate court or any Bankruptcy Court reasonably estimated by the prevailing party and approved by any such court in regard to the enforcement of any judgment rendered in favor of the prevailing party.

18.3	Attorney fees In the Event of Lessor's Use of Attorney to Enforce Lease Terms Outside of Civil Action. In any legal action, other than civil action as per term 18.2 above, to enforce the terms of this lease, such as, for example, for collection of rent owed by lessee to lessor, or for reimbursement of costs due to damages to the premises cause by lessee, the Owner or agent shall be entitled to all reasonable costs incurred in connection with such action, including a reasonable attorney's fee, unless reversed, set aside, or modified pursuant to a subsequent civil action, subsequent settlement, or subsequent agreement.

18.4	Notices. Any notice required or permitted under this lease shall be given when actually delivered or FORTY-EIGHT (48) hours after deposited in United States mail as certified mail addressed to the address first given in this lease, or to such other address as may be specified from time to time by either of the parties in writing.

18.5	Succession. Subject to the above-stated limitations on transfer of Lessee's interest, this lease shall be binding upon and inure to the benefit of the parties, their respective successors, and assigns.

18.6	Recordation. This lease shall not be recorded without the prior written consent of the Lessor.

18.7	Entry for Inspection. Lessor, or Lessor's agent, shall have the right to enter upon the premises, during normal business hours, in a manner that does not interfere with Lessee's business or Lessee's customers, to determine Lessee's compliance with this lease, to make necessary repairs to the building or to the premises, or to show the premises to any prospective Lessee or purchase, and, in addition, shall have the right, at any time during the last four months of the term of this lease, to place and maintain upon the premises notices for leasing or selling the premises.

18.8	Interest on Rent or Other Charges. Any rent or other payment required of Lessee by this lease shall, if not paid within TEN (10) days after it is due, bear interest at the rate of twelve (12%) percent per annum from the due date until paid.

18.9	Proration of Rent. In the event of commencement or termination of this lease at a time other than the beginning or end of one of the specified rental periods, then the rent shall be prorated as of the date of commencement or termination, and in the event of termination for reasons other than default, all prepaid rent shall be refunded to Lessee or paid on its account.

SECTION 19. OTHER AGREEMENTS BETWEEN LESSEE AND LESSOR

●	Lessee is permitted to add second floor subject to city of Springfield permit. See Exhibit "A" for layout.

●	Property has one meter for electricity and one meter for natural gas. Lessor will determine pro-rata share of utility costs to be allocated for tenant's usage. Lessor will periodically review utility billing and make adjustments to allocations as necessary. Lessor shall notify Lessee of any change to the amount of Lessee's utility allocation in writing 10 days prior to the effective date of change. Lessor shall settle any disputes that may arise regarding utility allocation. Lessee is to install its own sub-electrical meter, the same as the other sub- meter in the facilities.

●	Lease option:

Lessee has the option to lease 7,560 square feet (54x140), see Exhibit "B", with a term of five (5) years from January 1, 2015 through December 31, 2019 at the rate of $0.45 per square foot. Rental payment shall commence on January 1, 2015.

Lessee is to notify Lessor by written notice no later than November 15, 2014 to confirm Lessee leasing said area. After November 15, 2014 the option is terminated.

Lessee is to pay Lessor $15,000.00 for option at lease signing. If option is exercised by November 15, 2014 the $15,000.00 option price is credited toward rent. If option is not exercised then option fee is forfeited to Lessor.

The rental rate for lease will control the rate for optioned area 7,560 per square feet at two percent (2%) per annum increase.

Lessee to provide corridor area, without charge, on Lessee's south wall for Lessor to construct a secure corridor for east tenant's employee's access to bathrooms. (See Exhibit B for location)

Lessor, or neighboring tenant, would have access to electrical panels during normal working hours in Lessee's area.

SECTION 20. ARBITRATION

If any dispute arises between Lessor and Lessee regarding matters pertaining to partial destruction, partial damage or partial taking, or rent abatement or rent reduction in regard thereto, such disputes shall be determined by arbitration. The arbitration of any disputes regarding this lease shall be restricted to the disputes described in Sections 10.1, 10.2, 10.3, 10.4 and 11.1 of this Lease Agreement unless the parties mutually agree in writing to resolve any other disputes pursuant to arbitration. Either Lessor or Lessee may request arbitration in the event that Lessor and Lessee are unable to resolve any dispute which is subject to resolution pursuant to arbitration as set forth in this Lease Agreement. For a period of ten (10) business days, not including Saturdays, Sundays and legal holidays, after a written request for arbitration is sent by either the Lessor or Lessee to the other party pursuant to Section 18.3, the parties shall attempt to agree upon the identity of the arbitrator who shall be an independent real estate appraiser or leasing agent, or other knowledgeable real estate professional with at least ten (10) years of experience. The parties shall thereafter promptly request in writing that the agreed upon professional real estate person agree to serve as an arbitrator in regard to any such disputed matter. If the parties are unable to agree on the identity of an arbitrator, each party shall select an arbitrator with the above described professional qualifications and the two arbitrators shall select a third arbitrator, unless the parties agree (1) to submit a list of qualified arbitrators to the presiding judge of the Circuit Court of the State of Oregon for Lane County, and (2) that the selection by said presiding judge of a single arbitrator shall be binding on the parties as to the identity of the arbitrator. The arbitrator or arbitrators shall proceed according to the Oregon Statutes governing arbitration, and the Oregon Rules of Civil Procedure and the local Lane County Court Rules if appropriate, shall apply in regard to the arbitration process, procedures and pleadings, if any. The award of the arbitrator or arbitrators shall have the effect as described in the Oregon Statues pertaining to arbitration. The arbitration shall in any event take place in Lane County, Oregon. The costs and fees of all arbitrators shall be shared and paid equally by Lessor and Lessee. Lessor and Lessee shall each pay their own attorney's fees and costs incurred in connection with the arbitration, regardless of the ruling, outcome or contents of any order or judgment entered in regard to the aforementioned arbitration.

SECTION 21. ADDENDUM

21.1	An addendum signed by both the Lessor and the Lessee is attached, is not attached hereto, and if attached becomes a part of this Lease Agreement.

THIS IS A LEGALLY BINDING AGREEMENT. IF NOT UNDERSTOOD BY ANY PARTIES HERETO, THEY SHOULD SEEK COMPETENT LEGAL AND/OR ACCOUNTING ADVICE PRIOR TO SIGNING.

DATED this ____ day of ______________, ______

LESSOR:	LESSEE:

Oakway Golf Course, Inc.	Diego Pellicer Worldwide, Inc.

/s/ Steve Hubbard
John P. Hammer, President	Steve Hubbard, CFO, Secretary

ADDRESS:	PO BOX 2266	ADDRESS:	3496 Fairview Way

CITY/STATE:	Eugene, OR ZIP:97402	CITY/STATE:	West Linn, OR: ZIP:97068

PHONE:	541-683-1166	PHONE:	206-427-4100

FAX:	541-683-2449	CELL:	503-635-7097

EMAIL:	jphammer@nu-world.com	EMAIL:	sshubbard@earthlink.net

		TAX ID #:	46-3547924

		S.S. 4:	###-##-####

		O.D.L.:	4287672

Alternate Contact: Ron Throgmartin 678-546-8598

ORDELL CONSTRUCTION, LLC
Est. 1959 CCB 177132
Eugene • Springfield
(541) 747-8734

PROJECT:		Job No.
MEMO	to:	Page ____ of ____
TELEPHONE CONVERSATION	with:	Date
SITE VISIT NOTES	location:	Prepared by
MEETING NOTES	purpose:	

EXHIBIT B

SQU Ft 16060

TRANSFORMERS
NORTH
54'
54'
140'
7560 ☐
ELECTRICAL PANELS
EXISTING OPENING
16,060 ☐
85'
NEW 4' CORRIDOR FOR MGO ACCESS TO BATHS
100'
MGO
SSP

9/9/14 800 N 42ND SPFD. OREGON

ADDENDUM A

FOR LEASE DATED SEPTEMBER 15, 2014

Lessor and Lessee acknowledge that lease dated August 26, 2014 is terminated between Lessor and Lessee as of the signing of that lease dated September 15, 2014.

The deposit of $18,000.00, $3,000.00 for security deposit, $5,000.00 for paid rent for August, September, and October, 2014, is transferred to lease dated September 15, 2014 as paid rent and deposit.

Lessor and Lessee acknowledge if Lessee exercises lease option for another 7,560 square feet by November 15, 2014, all terms of the September 15, 2014 lease apply to include lease options, rental rate per square feet, and all terms and conditions apply.

LESSOR:		LESSEE:

Oakway Golf Course, Inc.		Diego Pellicer Worldwide, Inc.

BY:	/s/ John P. Hammer	BY:	/s/ Steve Hubbard
	John P. Hammer, President		Steve Hubbard, CFO, Secretary

DATE:	9-24-14	DATE:	9/24/14